Exhibit 10.1

FIFTH AMENDMENT TO LEASE

This FIFTH AMENDMENT TO LEASE ("Amendment") is entered into as of June 19, 2017, by and between KIMBERLY ALVIN PROPERTY, LLC ("Landlord"), as successor in interest to EB 3 LLC (“EB 3”), with an address c/o F. Greek Development, 33 Cotters Lane, East Brunswick, New Jersey 08816, and COMNET TELECOM SUPPLY INC. ("Tenant") with an address of 1 Kimberly Road, Unit 101, East Brunswick, New Jersey 08816.

WITNESSETH

WHEREAS, EB 3 and Tenant entered into a certain Agreement of Lease, dated as of April 20, 2005, as amended by (i) First Amendment to Lease, dated July 6, 2006, (ii) Second Amendment to Lease, dated January 30, 2008, (iii) Third Amendment to Lease, dated March 22, 2011, and (iv) Fourth Amendment to Lease, dated January 12. 2012(as so amended, the "Lease") for the leasing of 15,000 square feet of space in the building located at 1 Kimberly Road, East Brunswick, New Jersey ("Demised Premises"); and

WHEREAS, Landlord is the successor in interest to EB 3; and

WHEREAS, the Lease is scheduled to expire on September 30, 2017, and Landlord and Tenant now desire to extend the term of the Lease and to amend certain other provisions in the Lease;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            The Recitals of this Amendment are incorporated herein.

2.            The "Term" of the Lease is extended by this Amendment for a period of five (5) years (“Extension Term”) which shall commence on October 1, 2017, and, unless sooner terminated or extended as provided elsewhere in this Lease, shall end on September 30, 2022 (the "Expiration Date").”

3.            Base Rent during the Extension Term shall be as follows, payable as provided in the Lease:

Period	Rate PSF	Annual Base Rent	Monthly Base Rent
10/01/2017 to 09/30/2018	$6.83	$102,500.00	$8,541.67
10/01/2018 to 09/30/2019	$5.75	$86,250.00	$7,187.50
10/01/2019 to 09/30/2020	$6.00	$90,000.00	$7,500.00
10/01/2020 to 09/30/2021	$6.25	$93,750.00	$7,812.50
10/01/2021 to 09/30/2022	$6.50	$97,500.00	$8,125.00

4.            Landlord’s name and address is hereby amended to be: “Kimberly Alvin Property, LLC, c/o F. Greek Development, Inc., 33 Cotters Lane, East Brunswick, New Jersey

08816.”

5.            Section 3.4(d) of the Lease is hereby amended to provide that management fees shall not exceed three percent (3%) of gross collected rents.

6.            Sections 4.1 and 4.2 of the Lease are hereby amended to reflect that Tenant has been in possession of the Demised Premises and responsible for the same under the terms of the Lease since the Commencement Date of the Lease prior to its modification by this Amendment.”

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7.            Capital Improvements. Section 7.2 (h) of the Lease is hereby added with the following: “The cost of repairs or replacements greater than $25,000.00 which are classified as capital improvements under generally accepted accounting principles shall be included in Operating Expenses but only to the extent of amortization (with interest at eight percent (8%) per annum) over the lesser of the useful life of the improvement under generally accepted accounting principles consistently applied or ten (10) years”.

8.            Roof Maintenance. Section 7.2 (i) of the Lease is hereby added with the following: “Landlord and Tenant hereby mutually agree that commencing on June 1, 2017 and continuing through Extension Term, Tenant shall pay to the Landlord as Additional Rent a fixed roof maintenance payment (the, “Roof Maintenance”) in the amount of $250.00 per month ($0.20 PSF/annum) which shall be due and payable monthly on the first day of each month along with Tenant’s payment of Rent and other Additional Rent all in accordance with terms of the Lease”.

(a)            Landlord and Tenant agree that Tenant's fixed Roof Maintenance payments are in lieu of Tenant’s obligations to pay for any actual costs or expenses for the maintenance, repair or replacement of the roof necessitated by causes other than the negligence or willful misconduct of Tenant or its employees, contractors, invitees or others for whose actions Tenant is responsible. All other Operating Costs, excluding costs or expenses for the maintenance, repair or replacement of the roofs, shall continue to paid on the Tenant’s Proportionate Share as part of the Year End Reconciliation in accordance with terms of the Lease.

(b)            Landlord agrees to assume the responsibility to maintain the roof membrane of the Building. Such assumption is expressly conditioned upon the continued timely payment by Tenant of the sum set forth above. The maintenance of the roof membrane shall consist of a combination of inspections and repairs as Landlord deems necessary. Replacement of any roof membrane shall be undertaken when necessary in the sole and unreviewable judgment of Landlord. Tenant shall immediately notify Landlord in writing of any leaks or damage to any roof membrane and Landlord shall use commercially reasonable efforts within a commercially reasonable time to correct same. However, Landlord assumes no responsibility for, and Tenant waives and releases Landlord from liability for, any damage to Tenant's property or the property of any third party held by Tenant in the Premises, for any reason or causes whatsoever.

(c)            The above monthly sum for the maintenance of the roof membrane may be increased each year by Landlord in its sole discretion; however, any such increase shall be limited to five (5%) percent per year.

9.            Section 7.2 (a) of the Lease is hereby deleted in and replaced with the following: “Landlord agrees, at its cost and expense, to make all repairs to the Structural Portions of the Building. For the purposes of this Lease, “Structural Portions” shall mean: load bearing walls (excluding windows and window frames, overhead and personnel doors and door frames and glass); steel or concrete columns; perimeter foundation and footings; and roof structure (excluding roof membrane, vents and skylights). Structural Portions shall not include the concrete floors of the Building.”

10.            Section 8.2, Section 8.3 and Section 8.4 of the Lease are hereby deleted in their entirety and replaced with the following Sections 8.2 through Section 8.7:

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Section 8.2 Definitions. As used herein, the following terms shall have the following meanings:

(a)           "Hazardous Material" includes any pollutant, dangerous substance, toxic substances, any hazardous chemical, hazardous substance, hazardous pollutant, hazardous waste or any similar term as defined in or pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq., ("CERCLA"); the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., ("ISRA"); the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq., ("Spill Act"); the Solid Waste Management Act, N.J.S.A. 13:1E-1 et seq., ("SWMA"); the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., ("RCRA"); the New Jersey Underground Storage of Hazardous Substances Act, N.J.S.A. 58:10A-21 et seq., ("USTA"); the Clean Air Act, 42 U.S.C. Paragraph 7401 et seq., ("CAA"); the Air Pollution Control Act, N.J.S.A. 26:2C-1 et seq., ("APCA"); the New Jersey Water Pollution Control Act, N.J.S.A. 58:10A-1 et seq., ("WPCA"); and any rules or regulations promulgated thereunder or in any other applicable federal, state or local law, rule or regulation dealing with environmental protection. It is understood and agreed that the provisions contained in this lease shall be applicable notwithstanding whether any substance shall not have been deemed to be a hazardous material at the time of its use or Release but shall thereafter be deemed to be a Hazardous Material.

(b)           "Release" means spilling, leaking, disposing, pumping, pouring, discharging, emitting, emptying, ejecting, depositing, injecting, leaching, escaping, or dumping however defined, and whether intentional or unintentional, of any Hazardous Material.

(c)           "Notice" means any summons, citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication, written or oral, actual or threatened, from the New Jersey Department of Environmental Protection ("NJDEP"), the United States Environmental Protection Agency ("USEPA"), the United States Occupational Safety and Health Administration ("OSHA") or other federal, state or local agency or authority, or any other entity or any individual, concerning any act or omission resulting or which may result in the Releasing of Hazardous Materials into the waters or onto the lands of the State of New Jersey, or into waters outside the jurisdiction of the State of New Jersey, or into the environment.

(d)           "Environmental Laws" means any and all present or future laws, statutes, ordinances, regulations and executive orders, federal and state and local in any way related to the protection of human health or the environment including but not limited to (i) CERCLA; (ii) RCRA; (iii) ISRA; (iv) Spill Act; (v) USTA; (vi) WPCA; (vii) APCA; (viii) SWMA; (ix) CAA; and (x) USTA. For purposes of Environmental Laws, to the extent authorized or permitted by law, Tenant is and shall be deemed to be the responsible party, including without limitation, the “owner” and “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Complex and/or Demised Premises by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

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Section 8.3 Hazardous Materials.

(a)           Except for Hazardous Material contained in products used by Tenant in de minimis quantities for ordinary cleaning and office purposes, and except for Hazardous Material contained in products used by Tenant in the ordinary course of its business as disclosed to Landlord in writing prior to the commencement of such use, Tenant shall not permit or cause any party to bring any Hazardous Material upon the Complex and/or Demised Premises, or transport, store, use, generate, manufacture, dispose, or Release any Hazardous Material on or from the Complex and/or Demised Premises, without Landlord’s prior written consent. Tenant, at its sole cost and expense, shall operate its business in the Building and/or in the Demised Premises in strict compliance with all Environmental Laws and all requirements of this Lease. Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant’s transportation, storage, use, generation, manufacture, or Release of Hazardous Materials on the Complex and/or in the Demised Premises, and Tenant shall promptly deliver to Landlord a copy of any notice of violation relating to the Complex and/or Demised Premises of any Environmental Laws.

(b)           Tenant agrees and acknowledges in the event that Tenant stores chemicals or any other products or materials, whether for its own use or for other parties, which chemicals or other products or materials become Hazardous Materials or hazardous waste (including, without limitation, outdated inventory, damaged containers or packaging, off spec determination) Tenant is and in all instances shall be the party with primary responsibility for fulfilling all “generator responsibilities” for regulatory compliance on behalf of all parties (i.e., Tenant, the owner of such chemicals, products or other materials and Landlord). Such “generator responsibilities” shall include, but not be limited to, the requirement to provide warehouse personnel with Hazardous Material/hazardous waste training, ensure waste labeling and storage requirements are met and comply with contingency plan rules.

(c)           Tenant, at its own cost and expense, agrees to comply with all applicable Environmental Laws which are applicable to the Complex, Building and/or Demised Premises and/or the conduct of Tenant’s business thereon, including but not limited to ISRA. Further Tenant agrees to make submissions to and provide any information required by all governmental authorities requesting same pursuant to Tenant’s obligations under this Section.

(d)           Tenant, at its sole cost and expense, shall remove all Hazardous Materials stored, disposed of or otherwise released by Tenant, its assignees, subtenants, agents, employees, contractors or invitees onto or from the Complex and/or Demised Premises, in a manner and to a level in compliance with law, but in no event to a level and in a manner less than that which complies with all Environmental Laws and does not limit any future uses of the Building and/or Demised Premises or require the recording of any deed restriction or notice regarding the Complex and/or Demised Premises. Tenant shall perform such work at any time during the period of the Lease upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant’s right to possession of the Demised Premises terminates or expires. If Tenant fails to perform such work within the time period specified by Landlord or before Tenant’s right to possession terminates or expires (whichever is earlier), Landlord may at its discretion, and without waiving any other remedy available under this Lease or at law or equity (including without limitation an action to compel Tenant to perform such work), perform such work at Tenant’s cost. Tenant shall pay all costs incurred by Landlord in performing such work within ten (10) days after Landlord’s request therefor. Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Materials for purposes of Environmental Laws. Tenant agrees not to enter into any agreement with any person, including without limitation any governmental authority, regarding the removal of Hazardous Materials that have been disposed of or otherwise released onto or from the Complex, Building and/or Demised Premises without the written approval of Landlord.

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Section 8.4 ISRA.

(a)           If Tenants operations in the Demised Premises now or hereafter constitute an "Industrial Establishment" as that term is defined in ISRA then (i) not later than three (3) months prior to closing operations (including by reason of the expiration or sooner termination of the lease) or transferring ownership or operations of Tenant at the Demised Premises (as defined under ISRA), (ii) prior to any assignment of the lease or any subletting of any portion of the Demised Premises, or (iii) any other event caused by Tenant occurs which may trigger ISRA, Tenant shall at its own cost and expense, provide to Landlord evidence that Tenant has engaged a Licensed Site Remediation Professional (“LSRP”) and caused the LSRP to initiate the process of ISRA compliance and the performance of all remediation and other requirements of ISRA, including without limitation all requirements of N.J.S.A. 13:1K-9(b) through and including (l). Tenant shall promptly provide to Landlord copies of the filing with the NJDEP of an initial notice under N.J.S.A. 13:1K-9(a) and the report of the Preliminary Site Assessment and Site Investigation conducted by the LSRP. Should the NJDEP or LSRP determine that a clean-up plan be prepared and that clean-up be undertaken because of any spills or discharges of Hazardous Materials or wastes at the Complex and/or Demised Premises, which occur during the term of this lease, Tenant shall, at Tenant’s own expense, prepare and submit the required plans and financial assurances, and carry out the approved plans. Tenant’s obligation to pay Rent shall continue until such time as Tenant obtains and delivers to Landlord a Deminimis Exemption, Negative Declaration or Response Action Outcome as defined by ISRA (or the equivalent under then applicable Environmental Law), or such other proof, reasonably satisfactory to Landlord, that the Complex and/or Demised Premises may be sold by Landlord without violation of ISRA.

(b)           The parties acknowledge and agree that pursuant to the provisions of ISRA, after the commencement date of the lease, Tenant shall be, and is hereby, designated the party responsible to comply with the requirements of ISRA. In addition, any failure of Tenant to provide any information and submission as required under ISRA shall constitute a default under this Lease. Any assignee or subtenant of Tenant shall be deemed to have acknowledged, and by entering into such assignment or sublease, and/or by entering into possession of the Demised Premises, does hereby acknowledge, that such assignee or subtenant is the party responsible, jointly and severally with Tenant, under the provisions of this lease.

(c)           In the event that Tenant is not obligated to comply with the requirements of ISRA then prior to the expiration or sooner termination of the lease or any subletting of any portion of the Demised Premises, Tenant shall, at Tenant's expense, and at Landlord's option:

(i)                 Provide to Landlord an ISRA Affidavit in a form satisfactory to Landlord, or, if Landlord has, in its sole judgment, reasonable basis to believe that a violation of Environmental Law may have occurred,

(ii)          (1)           engage an LSRP to undertake an Environmental Site Assessment and Site Investigation, as those terms are defined in ISRA, and if there is indication that a Release of any Hazardous Materials has occurred at, on, or from the Complex and/or Demised Premises, an appropriate report shall be filed with the applicable governmental agencies and Tenant shall remediate the Release in accordance with applicable Environmental Laws.

(2)           submit the results of the foregoing activity to Landlord; and

(3)           After Landlord's review of the results of the foregoing activity comply with Landlord's reasonable requirements for additional testing and/or cleanup and site detoxification of any and all Hazardous Materials identified by reason of the site investigation or additional testing including Landlord's requirements corresponding to those which the NJDEP or LSRP could require under ISRA if applied to Tenant and/or the Demised Premises. All costs associated with Tenant's compliance with these requirements, including without limitation Landlord's reasonable costs in reviewing the sampling plan and test results and developing a plan for and monitoring the cleanup and site detoxification, and Landlord’s actual legal fees and disbursements, shall be paid by Tenant upon demand.

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(d)           In the event of Tenant's failure to comply in full with the foregoing provisions, Landlord may, at its option perform any and all of Tenant's obligations as aforesaid and all reasonable costs and expenses incurred by Landlord in the exercise of this right shall be deemed to be Additional Rent payable on demand and with interest until payment. Such costs and expenses include but are not limited to state agency fees, engineering fees, cleanup costs, filing fees and suretyship expenses.

(e)           Tenant shall promptly provide Landlord with copies of all correspondence, reports, notices, orders, findings, declarations and other materials pertinent to Tenant's compliance and the NJDEP's requirements under ISRA as they are issued by the LSRP or received by Tenant.

Section 8.5 Indemnification.

(a)           Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses (including, without limitation, diminution in value of the Complex and/or Demised Premises or the Building and loss of rental income), claims, demands, actions, suits, damages (including, without limitation, punitive damages), expenses (including, without limitation, remediation, removal, repair, corrective action, or cleanup expenses), and costs (including, without limitation, actual attorneys’ fees, consultant fees or expert fees and including, without limitation, removal or management of any asbestos brought onto or into the Complex, Building and/or Demised Premises or disturbed in breach of the requirements of this Article 8, regardless of whether such removal or management is required by law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any Release of Hazardous Materials or any breach of the requirements under this Article 8 by Tenant, its agents, employees, contractors, subtenants, assignees or invitees, regardless of whether Tenant had knowledge of such noncompliance.

Section 8.6 Environmental Disclosure Affidavit; Survey; Inspection.

(a)           Tenant has provided an Environmental Disclosure Affidavit attached to the Lease as Exhibit E. The Amendment has been entered into by the Landlord on the basis of this Environmental Disclosure Affidavit. If any information provided in the Affidavit is incorrect, such defect shall constitute an Event of Default under the Lease. Further, Tenant shall immediately notify Landlord if any information provided in the Environmental Disclosure Affidavit has changed and promptly provide to Landlord upon demand an affirmation of the information contained therein and any additional information related thereto requested by Landlord. The provisions of this Article 8 shall survive the expiration or sooner termination of this Lease.

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(b)           Landlord may, at Tenant’s sole cost and expense, have an environmental consultant or LSRP appointed by Landlord conduct an environmental survey and inspection annually (or more often, if required by Landlord) so that any environmental violations may be discovered and corrected in the quickest time possible. Tenant shall have the right to designate an alternate consultant to complete the annual (or more often, if required by Landlord) environmental survey, provided, however, that Landlord must in writing approve said consultant, which approval shall not be unreasonably withheld. Access to the Demised Premises shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any obligations of Tenant or rights that Landlord holds against Tenant. Tenant shall promptly notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of Environmental Laws or a Release or threatened Release of any Hazardous Materials onto or from the Complex and/or Demised Premises. Tenant shall, within five (5) days of receipt thereof, provide Landlord with a copy of any documents or correspondence received from any governmental agency or other party relating to a violation or a possible violation of Environmental Laws, or claim or liability associated with the Release or threatened Release of any Hazardous Materials onto or from the Complex and/or Demised Premises, and shall promptly take such actions as are required to comply with applicable Environmental Laws and rectify such violation , situation, claim or liability with diligence and continuity of action.

Section 8.7 Other Environmental Obligations.

(a)           If applicable, prior to termination of the lease of the Demised Premises it shall be the obligation of Tenant to deactivate any identification number, permit, license, etc. issued by the USEPA, the NJDEP or any other federal, state or local entity dealing with the generation, treatment, storage or disposal of regulated/hazardous or solid waste and comply with any concomitant notification requirements pursuant to RCRA, the Spill Act, the SWMA and any rules or regulations promulgated thereunder or in any other applicable federal, state or local law, rule or regulation dealing with hazardous waste, solid waste and/or environmental protection.

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(b)           In the event there shall be filed a lien against the Complex and/or Demised Premises arising out of a claim(s) by the NJDEP pursuant to the provisions of the Spill Act or by the USEPA pursuant to the provisions of CERCLA for which Tenant is responsible as provide in the Lease, Tenant shall immediately either: (i) pay the claim and remove the lien from the Complex and/or Demised Premises; or (ii) furnish a bond, cash receipt or other security satisfactory to Landlord sufficient to discharge the claim out of which the lien arises.

(c)           In addition to all other rights and remedies available to Landlord under this Lease or otherwise, Landlord may, in the event of a breach of the requirements of this Article 8 that is not cured within thirty (30) days following notice of such breach by Landlord, require Tenant to provide financial assurance (such as insurance, escrow of funds or third party guarantee) in an amount and form satisfactory to Landlord. The requirements of this Article 8 are in addition to and not in lieu of any other provision in the Lease.

(d)           The obligations of Tenant under Section 8.2 through Section 8.7 of this Lease shall survive any termination of this Lease.

11.              Section 10.3 of the Lease is hereby deleted in its entirety and replaced with the following:

Section 10.3 Ownership.

(a)           Tenant may not make alterations, additions or improvements to the Demised Premises without the written consent of Landlord. Such alterations, additions or improvements shall be in conformity with applicable governmental and insurance company requirements, be insured by Tenant against loss or damage and at the end of the term of this Lease shall (at the sole option of Landlord) either be removed by Tenant or remain as part of the Demised Premises. In the event Landlord requires that they be removed Tenant shall place the Demised Premises in the same condition as it was prior to such alterations, additions or improvements (reasonable wear and tear excepted). Prior to commencement of any alterations, additions or improvements, any contractor shall provide evidence of commercial general liability and workers compensation insurance naming Tenant, Landlord and Landlord’s property manager as additional insured parties, with the same limits, terms and requirements as required for Tenant’s commercial liability insurance.

(b)           Nothing herein contained shall be construed as consent on the part of Landlord to subject the estate of Landlord to any lien or liability under the Construction Lien Law of the State of New Jersey, it being expressly understood that Landlord's estate shall not be subject to any such lien or liability. Tenant shall have no power or right to do any act or make any contract that may create or be the basis for any lien, mortgage or other encumbrance upon the estate of Landlord.

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(c)           Upon completion of any alterations, additions or improvements installed or performed by or on behalf of Tenant, Tenant shall provide to Landlord copies of waiver(s) from all contractors, subcontractors or suppliers of any rights to file a construction lien and for other than strictly cosmetic alterations (such as, painting and replacement of floor coverings) Tenant shall, at no cost to Landlord, provide to Landlord as-built plans for such alterations, additions or improvements in CADD format.

12.              Article 11 of the Lease is hereby deleted in its entirety and replaced with the following ARTICLE 11, Sections 11.1 to 11.3:

ARTICLE 11 INSURANCE; INDEMNIFICATION;

WAIVER OF SUBROGATION; RELEASE.

Section 11.1 Tenant Coverages.

(a)           Landlord shall maintain commercial property insurance, special form causes of loss (ISO Form CP 10 30 or form providing substantially equivalent coverage in general use from time to time in the state where the Demised Premises is located) covering the full insurable replacement value of the Building in which the Demised Premises is located (excluding foundations), less a commercially reasonable deductible if Landlord so chooses. Landlord, as an operating expense, may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, commercial general liability insurance, flood insurance, and business expense with rent loss insurance, and such other insurance as may be required by any mortgage lender holding a mortgage lien on the Complex. Landlord's insurance may be included in a blanket policy (in which case the cost of such insurance allocable to the Complex, Demised Premises or Building will be allocated to the Demised Premises or Building, as applicable). Tenant shall also reimburse Landlord for any increased premiums or additional insurance that Landlord reasonably deems necessary as a result of Tenant's use of the Demised Premises.

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(b)           Effective as of the Commencement Date, as is defined in the Amendment, and continuing during the Term, as is defined in the Amendment, Tenant, at its expense, shall obtain and maintain in full force the following insurance coverage: (i) commercial property insurance, special form causes of loss (or equivalent in effect from time to time in the state where the Premises is located) covering the full replacement value of all property and improvements installed or placed in the Demised Premises by Tenant or for Tenant's benefit, with Business Interruption insurance with Extra Expense coverage for a period of not less than twelve (12) months and without a Protective Safeguards Endorsement; (ii) worker's compensation insurance with no less than the minimum limits required by law; (iii) employer's liability insurance with such limits as required by law; and (iv) commercial general liability insurance (ISO Form CG 00 01 or form providing substantially equivalent coverage in general use from time to time in the state where the Premises is located). The limits of liability of any commercial general liability policy which if applicable to more than one location shall expressly state a “per location” aggregate, shall be no less than the amounts carried by Tenant under its then existing policy(ies) but in no event less than $3,000,000 combined single limit per occurrence and $5,000,000 aggregate for property damage, bodily and personal injuries, or deaths of persons occurring in or about the Complex and/or Demised Premises or arising out of Tenant operations. All liability insurance policies shall be issued on an “occurrence” basis and not on a “claims made” basis. All liability policies insuring Tenant, including those providing coverage in excess of the minimum coverage required by this Lease, shall include or be endorsed to add additional insured status and coverage to (i) Landlord, (ii) the holder of any mortgage encumbering the Complex or Building, and (iii) Landlord's property manager (currently F. Greek Development). Landlord and Tenant agree that the limits of coverage provided in the Lease are minimum coverages and it is the intention of the parties that the full limits of any and all policies maintained by Tenant be available to respond to claims against any party required under the Lease to be covered as an additional insured party. All such policies are to be issued by insurance companies which (y) are licensed and admitted in the state where the Demised Premises is located, have a rating of not less than “A-, X” in Best’s Insurance Guide and be reasonably acceptable to Landlord, (z) not be cancelable unless thirty (30) days prior written notice shall have been given to Landlord. If any such policy contains a total pollution exclusion such policy shall be endorsed to include an exception for pollution due to building heating, cooling and dehumidifying equipment and a hostile fire exception (CG 21 65 or equivalent). The Commercial General Liability policy will include coverage for premises and operations, and completed operations, contractual liability specifically insuring the performance by Tenant of its indemnity agreements contained in this Lease, and use of owned, non-owned, or hired automobiles. Umbrella or excess policy(ies) shall be "following form." Evidence of such liability insurance (on ACORD 25 or 25S, ACORD 27 and ACORD 28 forms, as applicable), or at Landlord's sole option, copies of any policy(ies) providing coverage, shall be delivered to Landlord by Tenant at prior to the Commencement Date and at least fifteen (15) days prior to each renewal of said insurance. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord copies of such policies and evidence of the coverage required herein, in either case after 5 days from the date of Tenant's receipt of written notice from Landlord, then Landlord, in addition to any remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of twenty percent (20%) of the cost. Tenant's coverage may be included in a blanket policy (in which case the insurance coverage limits applicable to the Complex and Demised Premises will be expressly specified and all limits or coverage shall be calculated and made applicable with regard to the Building and Demised Premises only).

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Section 11.2 Waiver of Subrogation; Release. All commercial property and commercial liability insurance obtained by Landlord and Tenant shall permit waiver of claims or include a waiver of subrogation by the insurer(s) of all rights based upon an agreement from its insured, against Landlord or Tenant, their officers, directors, shareholders, members, managers and employees, in connection with any loss or damage thereby insured against. For purposes of the Lease, the term “insured against” includes the assumption of risk by deductible, self-insurance, self-insured retention, underinsurance, failure to insure or otherwise and failure to adequately or sufficiently insure against risks, whether known or unknown, or ordinary or extraordinary. Notwithstanding anything to the contrary contained herein, Tenant hereby releases and waives any claims against Landlord, and its officers, directors, shareholders, members, managers and employees, for any loss or damage insured against or required to be insured against hereunder, regardless of whether the negligence or fault of Landlord (or its officers, directors, shareholders, members, managers and employees) contributed to the cause of such loss. The failure of a party to insure or adequately or sufficiently insure its property shall not void this release and waiver. Landlord hereby releases and waives any claims against Tenant, and its officers, directors, shareholders, members, managers and employees for any loss or damage insured against or required to be insured against hereunder to the extent insurance proceeds are received therefor, regardless of whether the negligence or fault of Tenant (or its officers, directors, shareholders, members, managers and employees) caused such loss; however, Landlord's release and waiver shall not apply to (i) any deductible amounts up to $25,000.00 maintained by Landlord under its insurance policy(ies) or (ii) any loss or portion thereof as to which Landlord’s insurance is voided or not available due to any act or omission to Tenant or its officers, directors, shareholders, members, managers, employees, agents, contractors or invitees.

Section 11.3 Indemnification.

(a)           Except in an instance of determination of Landlord’s sole negligence as provided below, Tenant shall indemnify, hold harmless, and defend Landlord against all claims, losses or liabilities for injury or death to any person or for damage to or loss of use of any property, including the property of Landlord to the extent not covered by insurance carried or maintained by Landlord as required hereunder (collectively, “Claims”) arising out of any occurrence in, on or about the Complex, Building or Demised Premises (including the coming and going of employees and/or invitees of Tenant and including if occurring in public or common areas of the Complex, Building or Demised Premises), if caused or contributed to by Tenant or Landlord or the officers, directors, managers, employees, and invitees or contractors of either, or if arising by reason of or relating to any condition respecting the use of the Complex, Building or Demised Premises, or the breach of any of Tenant’s obligations under this Lease. It is the intent of the parties hereto that the indemnity and defense obligations contained in this Paragraph shall not be limited or barred by reason of, and shall include all Claims resulting from, the negligence (whether alleged to be sole or contributory) on the part of Landlord or Landlord's officers, directors, managers, employees, and invitees or contractors, except as may be expressly provided herein to the contrary. Such indemnification shall include and apply to reasonable attorneys' fees, investigation costs, and other reasonable costs actually incurred by Landlord. Tenant shall further indemnify, defend and hold harmless Landlord from and against any and all Claims arising from any breach or default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease. This Lease is made on the express condition that Landlord shall not be liable for, or suffer loss by reason of, injury to person or property, from whatever cause, in any way connected with the condition, use, occupational safety or occupancy of the Complex, Building or Demised Premises specifically including, without limitation, any liability for injury to the person or property of Tenant or Tenant's agents, except as may be expressly provided in subparagraph (b) below or unless determined by a final judgment or final arbitration order to be the result of Landlord’s sole negligence. Nothing in this Section 11.3 shall be construed to invalidate or limit the waiver of subrogation and release and waiver of Section 11.2 herein. The provisions of this Section 11.3 are subject to the obligation of Landlord to insure against risk of property damage to the Building and loss of income and nothing herein shall be construed to shift to Tenant liability for any risk required to be or actually insured against, other than to the extent of all or part of the deductible portion of any claim as otherwise provided in this Lease. The provisions of this Section shall survive the expiration or termination of the Lease with respect to any damage, injury, death, breach or default occurring prior to such expiration or termination.

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(b)           Landlord shall indemnify, hold harmless and defend Tenant from and against any and all claims, losses or liabilities for injury or death to any person or for damage to or loss of use of use of any property incurred by reason of or arising out of any occurrence in, on or about the Complex, Building or Demised Premises, to the extent that such injury or damage shall be caused by or arise solely from the grossly negligent act or omission or solely from the willful misconduct of Landlord, its officers, directors, managers, employees or contractors. Such indemnification shall include and apply to reasonable attorneys' fees, investigation costs, and other reasonable costs actually incurred by Tenant. Notwithstanding the foregoing, Landlord shall not be required to indemnify Tenant with regard to any condition or defect on the Complex, Demised Premises, or common area of the Building, including, without limitation, the drives and parking areas, unless Tenant shall have given Landlord written notice of the defect or condition and Landlord has had a reasonable opportunity after receipt of such notice to repair or otherwise attend to such defect or condition. Nothing in this subparagraph shall be construed to invalidate or limit the waiver of subrogation and release and waiver of Section 11.2. The provisions of this Section 11.3 are subject to the obligation of Tenant to insure against risk of property damage and nothing herein shall be construed to shift to Landlord liability for any risk required to be or actually insured against. The provisions of this Section shall survive the expiration or termination of the Lease with respect to any damage, injury, death, breach or default occurring prior to such expiration or termination.

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(c)           As to any matter for which Tenant is required to defend and/or indemnify Landlord and as to any party required herein to be named as an additional insured, any insurance maintained or provided by Tenant (i) shall be primary and non-contributory to vertical exhaustion of primary and excess policies in relation to any other insurance maintained by or available to Landlord or any additional insured party, which other insurance shall provide excess coverage as to Landlord or such other additional insured party, and (ii) shall not require Landlord or the additional insured party to tender any claim to its own insurance or to any other insurance available to Landlord or the additional insured. As to any matter for which Landlord is required to defend and/or indemnify Tenant, Landlord's insurance shall be primary and non-contributory in relation to any insurance maintained by Tenant which shall provide excess coverage.

(d)           Under no circumstances shall the parties be liable for any indirect, incidental, special, consequential or punitive damages. In no event shall Landlord be liable for any damage or injury to person or property caused by or resulting from any cause whatsoever in any way related to or arising out of any alleged breach of Landlord’s obligations under the Lease, including but not limited to Landlord’s obligations of repair and maintenance, unless Tenant has given Landlord written notice of such breach and unless and until Landlord has failed to cure same within a reasonable time or the time provided in the Lease.

13.              Section 12.3 (c) of the Lease is hereby amended to add the following language after the last sentence: “However, provided Tenant received Landlord’s consent and approval for the installation of such trade fixtures, equipment or leasehold improvements, Landlord will replace same for Tenant on the condition that Tenant pays for all costs associated with such repairs or restoration and Tenant insures such trade fixtures, equipment or leasehold improvements.”

14.              Section 12.4 of the Lease is hereby deleted in its entirety and replaced with the following:

Section 12.4 Restoration by Tenant. In the event the whole of, or any portion of, the Demised Premises shall, during the Term, be damaged or destroyed by fire or other casualty, and this Lease is not terminated pursuant to the provisions of Section 12.2 hereof, Tenant shall, promptly upon substantial completion of the restoration work to be performed by Landlord pursuant to Section 12.3(a), either: (i) promptly repair, restore, redecorate and refixture the Demised Premises in a manner and to at least a condition equal to that existing immediately prior to such damage or destruction; or (ii) provided Tenant received Landlord’s consent and approval for such repairs, restoration, redecoration and refixturing of the Demised Premises, request that Landlord perform such work in which case Landlord will perform such work as if under Section 12.3(a), on the condition that Tenant pays for all costs associated with such work and Tenant insures any such trade fixtures, equipment or leasehold improvements.

15.              Section 15.4(a) of the Lease is hereby amended deleting the following sentence (which begins in line 13): “Landlord shall reimburse Tenant for the amounts reasonably and properly incurred by Tenant as aforesaid within thirty (30) days of Tenant's written demand therefor.”

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16.              Section 20.1 of the Lease is hereby deleted in its entirety and replaced with the following:

Section 20.1 Surrender.

(a)           Upon the expiration or earlier termination of the Term, Tenant shall quit and surrender to Landlord the Building and/or Demised Premises in compliance with all governmental regulations as mentioned herein, broom clean and in good order, in the same condition as of the Commencement Date excepting ordinary wear and tear to painted surfaces and floor coverings, and damage by insured casualty. For purposes of clarification, and not limitation, Tenant’s deferral of routine maintenance or failure to make repairs and any condition to of the Demised Premises which was affected by Tenant’s ordinary business operations, such as, but not limited to, accumulations of grease or dust on walls, ceilings, floors or HVAC equipment, discoloration, staining, pitting or spalling of concrete floor surfaces, damage to walls, columns, bollards or doors or door frames/rails from materials moving equipment such as fork lifts, failure to remove cabling or controls such as, but not limited to, alarm panels, and damage to asphalt parking areas from excessive weight of vehicle or improper use of trailer dollies, shall not constitute ordinary wear and tear. In addition, notwithstanding an exception for reasonable wear and tear, Tenant agrees upon termination of the Lease, the air-conditioning, cooling systems, heating equipment and plumbing and electrical systems shall be in good, operable condition, all light fixtures and bulbs shall be operable, cleaned and in good working order, and the condition of the Building and/or Demised Premises shall be in such a condition upon surrender as though the Tenant made all repairs and replacements as were necessary during the Term and was continuing the operation of its business at the Demised Premises. If requested by Tenant, Landlord shall advise Tenant as to the repairs and restoration to be undertaken by Tenant prior to the expiration of the Term. Tenant shall remove all personal property of Tenant, and repair any damage done by the installation or removal of same, as directed by Landlord.

Further, Tenant shall remove (i) all its signage from the walls and doors of the Building and/or Demised Premises and shall restore such walls or doors to the condition they were in prior to the installation of Tenant’s signage (ii) all cable and/or wiring abandoned or to be abandoned by Tenant within the Demised Premises as necessary to comply with current code, rule or regulation, (iii) all debris from the Building and Demised Premises including the cleaning up of the dumpster area(s) and loading dock areas, and (iv) all dumpsters or garbage containers. If the Building and/or Demised Premises is not surrendered in the condition required under this Section, Tenant shall be deemed to be a holdover, without regard to whether or not Tenant is in physical possession or occupancy of all or part of the Demised Premises, and in addition Tenant shall indemnify and defend Landlord against loss or liability resulting from the delay by Tenant in so surrendering the Demised Premises, including, without limitation, any claims made by any succeeding occupant founded on such delay.

(b)           Unless sooner terminated, during the last six (6) months of the Term Landlord will inspect the Building and/or Demised Premises and advise Tenant of the work required to place the Building and/or Demised Premises in condition for surrender pursuant to the terms of this Section. Landlord’s advice shall be subject to circumstances or events occurring between the date of the inspection and the date of surrender, as to which Landlord reserves all rights.

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(c)           If Tenant fails to surrender the Building and/or Demised Premises as required by this Section, Landlord may, at its option, make any repairs or take other actions so as to perform the obligations of Tenant and the costs and expenses shall be reimbursed to Landlord by Tenant upon demand. Additionally, if as a result of the fact that Tenant does not surrender the Building and/or Demised Premises in the condition required by this Section, work is required to be performed, whether by Tenant or Landlord, following the expiration or earlier termination of the Term, Tenant shall be deemed to be a holdover tenant and shall be liable to Landlord for payment of holdover rent as provided in this Lease.

(d)           All such remedies of Landlord, and the remedies provided for in Section 15.2, shall be cumulative, and in addition, Landlord may pursue any other remedies that may be permitted by law or in equity. Forbearance or an election by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute an election of remedies, a waiver of any other remedy which may be available or a waiver of such default. Tenant's obligations under this Section shall survive the expiration or earlier termination of the Lease.

17.           Except as modified herein, all of the terms, covenants and conditions contained in the Lease shall remain in full force and effect.

18.           This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same instrument. This Amendment may be signed by the respective parties on separate pages, and may be delivered on separate signature pages intended to be attached to the Amendment, and when the signatures of all parties are attached the Amendment will be deemed fully executed. Signatures may be delivered by facsimile or other electronic transmission. Any party delivering a signature by facsimile or other electronic transmission (i) agrees that any signature so delivered shall be deemed an original signature for all purposes, (ii) acknowledges awareness of the fact that other parties to this Amendment, and third parties who may examine this Amendment, including, without limitation, a court or arbitrator, will rely on such signature will rely on such signature and (iii) hereby waives any defenses to the enforcement of the terms of this Amendment based the form or delivery of such signature.

IN WITNESS WHEREOF, the parties have signed and delivered this First Amendment to Lease Agreement as of the day and year first above written.

Kimberly Alvin Property, LLC

By: /s/ Elliot M. Kosoffsky
Name: Elliot M. Kosoffsky
Title: C.O.O.

Comnet Telecom Supply, Inc.

By: /s/ Robert Portera
Name: Robert Portera
Title: President

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